UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G/A
                                    9/10/12


                   Under the Securities Exchange Act of 1934

                              WRONG CIK FILING


In reference to our Schedue 13G/A filing:
Accession number: 0000903064-12-000013,
dated 8/31/12 and submitted on September 5, 2012.


THE REFERENCED FILING WAS SUBMITTED IN ERROR AND SHOULD BE DISREGARDED

- --------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GRACE & WHITE, INC.

      #13-2884675
-
Item 2.
    (a) Name of Person Filing:    Grace & White, Inc.
        ---------------------

    (b) Address of Principal Business Office:
        ------------------------------------
        Grace & White, Inc.
        515 Madison Ave. Suite 1700
        New York, New York 10022


    (c) Citizenship:       New York Corporation
        -----------


                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: September 10, 2012


                           Grace & White, Inc.

                           By:/s/ MARC RAVITZ
                               -----------------
                                 Marc Ravitz
                                 Executive Vice President